                                                                   EXHIBIT 99(c)

                            SHARPS COMPLIANCE, INC.
                                 P.O. BOX 34595
                              HOUSTON, TEXAS 77235


                                October 3, 1997

Mr. John W. Dalton
1330 Post Oak Boulevard
Suite 2300
Houston, Texas 77056

Mr. Parris H. Holmes, Jr.
7411 John Smith Drive
Suite 1500
San Antonio, Texas 78229

Dr. Burt Kunik
Sharps Compliance, Inc.
P. O. Box 35495
Houston, Texas 77235


Gentlemen:

     This letter, when accepted by each of you in the manner as hereinafter set forth, will evidence an agreement by and between John W. Dalton ("Dalton"), Parris H. Holmes, Jr. ("Holmes"), Dr. Burt Kunik, ("Kunik") and Sharps Compliances, Inc., ("SCI"), in regards to the following terms and conditions:

1. Issuance of SCI stock to Dalton and Holmes. - Immediately upon execution of this letter, SCI shall increase its authorized capital stock from 1,000,000 to 10,000,000 and cause to be issued to Dalton, 1,250,000 shares of common stock of SCI in consideration of services rendered to SCI ("Dalton Stock"), 750,000 shares of common stock of SCI to be issued to Holmes in consideration of certain financial consulting services ("Holmes Stock"), and Kunik shall forward split his 1,000 shares into 3,000,000 shares of outstanding common stock of SCI. Dalton and Holmes agree to execute appropriate subscription documents evidencing certain representations in regards to the issuance of the shares described in this Section 1.

2. Loan by Holmes. - Within thirty (30) days from the date of this letter, Holmes agrees to loan (the "Loan") to SCI an amount equal to $400,000.00 to be evidenced by a Promissory Note bearing interest at 8% and, to be payable upon the sooner of (i) the subsequent completion of a Business Transaction (as defined in Section 6 below) in which the use of proceeds shall
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     provide for such repayment, or (ii) six (6) months from the date Kunik shall exercise his option as provided in Section 6 below.

3. Merger of SCI into U.S. Medical Systems, Inc. ("US Medical"). - Immediately upon execution of this Agreement, SCI agrees to begin negotiations to enter into a merger agreement with US Medical (the "Merger Agreement") on terms and conditions which shall be acceptable to SCI and its legal counsel. As a result of the merger of SCI into U.S. Medical (the "Merger"), all board members of U.S. Medical shall resign and be replaced with the board of directors of SCI (which board shall include Kunik, Holmes and Dalton). Such Merger Agreement shall be executed no later than November 15, 1997. The Merger Agreement shall also provide that as a result of such Merger, Kunik, Dalton and Holmes shall own no less than the following percentages of total issued and outstanding common stock of SCI/US Medical, 52.6%, 21.9%, and 13.24%, respectively. Additionally, the Merger Agreement shall provide that Kunik, Holmes and Dalton agree to enter into a Lockup Agreement whereby each of them agree that 90% of their total issued and outstanding shares of common stock of SCI/US Medical after consummation of the Merger shall not be sold for eighteen (18) months from the date of effectiveness of a public offering. There shall be no prohibitions on the remaining ten percent (10%,) except those which may be imposed by applicable state and federal securities laws. Such Merger Agreement shall also require Burt Kunik to enter into an Employment Agreement on terms and conditions mutually agreeable to the Board of Directors of U.S. Medical/SCI, Kunik and his counsel.

4. Private Equity Funding. - Holmes agrees to assist SCI/US Medical in raising a minimum of $2,000,000 of additional equity. Such offering shall be made only to "accredited investors," as that term is defined by Item 501 of Regulation D of the Securities and Exchange Commission. As a result of such equity offering, Kunik shall not own less than 44.8% of the total issued and outstanding stock of SCI/US Medical.

5. U.S. Medical Annual Meeting. - Holmes agrees to cause U.S. Medical to complete and file its 10K and Proxy Statement with the Securities and Exchange Commission no later than November 30, 1997, with the intent that the annual meeting of U.S. Medical shall be held prior to December 31, 1997. All parties agree that the Merger Agreement shall become effective on the same day as the annual meeting, and that the private equity funding provided by Holmes shall also be completed upon consummation of the Merger at the annual meeting.

6. Failure to Consummate Merger. - In the event the Merger is not consummated by December 31, 1997, all parties agree that Holmes and Dalton shall be provided an additional three months until March 15, 1998 to complete either the Merger, or a "business transaction." For purposes of this Agreement, the term "business transaction" shall mean any sale, merger, acquisition or series or combinations of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of a material interest in SCI or any of its business or a substantial portion of its or their respective assets, is transferred for consideration, including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a leverage buy out, the formation of a joint venture, a public offering or any similar transaction. In the event a "business transaction"
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     has not taken place by March 15, 1998, Kunik shall have the option of (i)
     agreeing to repay the Loan within six (6) months from the date of his election in equal principal and interest payments, at a rate of 8% per annum, and repurchase Dalton's Stock for $1,250 and repurchase Holmes Stock for $750.00 or (ii) repurchase only 500,000 shares of stock held by Dalton for the sum of $500.00 Holmes shall agree to forgive repayment of the Loan and as a result thereof, Dalton and Holmes would each own 750,000 shares of common stock of SCI. In the event Kunik repurchases all of the Dalton Stock and Holmes Stock and the Loan is to be repaid as provided above, Kunik shall agree that in the event SCI shall enter into a commitment to consummate any "business transaction" within six (6) months from the date thereof, Kunik shall offer Dalton and Holmes the right to acquire 16 1/2% each of the outstanding capital stock of SCI immediately prior to the effectiveness of any such "business transaction" for the aggregate purchase price of 400,000. Furthermore, the parties agree that if, on March 15, 1998 SCI shall (i) be a party to any "business transaction" which has not been consummated as of that date, or (ii) have filed with the Securities and Exchange Commission a registration statement for the registration of shares of SCI, all parties agree that Kunick may delay the option discussed hereinabove for an additional sixty (60) day period, it being the intent of all parties that any pending transaction must be completed within such time frame. Failure to complete such transaction by May 15, 1998 shall entitle Kunik to exercise one of the above options discussed herein.

     While it is not the intention of the parties to discuss all terms and conditions of the transactions contemplated herein, it is the intent to reach an understanding of the form by which the parties will go forward to consummate a transaction. Therefore, if you are in agreement with the terms and conditions contained herein, please execute in the spaces provided below.

                                             Very truly yours,

                                             SHARPS COMPLIANCE INC.


                                             By: /s/ BURTON KUNIK
                                                ----------------------------
                                                 Dr. Burton Kunik, President
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Accepted and Agreed to this
______day of __________, 1997.




-------------------------------------
John W. Dalton



PARRIS H. HOLMES, JR.
-------------------------------------
Parris H. Holmes, Jr.



-------------------------------------
Dr. Burt Kunik

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October 3, 1997
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Accepted and Agreed to this
6 day of October  , 1997.



JOHN W. DALTON
------------------------------------
John W. Dalton



------------------------------------
Parris H. Holmes, Jr.



DR. BURT KUNIK
------------------------------------
Dr. Burt Kunik